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                                 EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-3 (Numbers 33-68510, 33-67618, 33-57246, 33-52920, 33-42841, 33-39166, and 33-32673),
Form S-8 (Numbers 33-63220, 33-63218, 33-41712, 33-13416, 33-21545, 33-82788,
33-63106, and 33-60789), and Form S-4 (Number 333-15705) of Epitope, Inc. of
our report dated October 28, 1996, except for Note 13 as to which the date is November 14, 1996, November 25, 1996, December 12, 1996, and December 26, 1996, relating to the financial statements of Epitope Medical Products group, Agritope group, and Epitope, Inc., which appears under Item 14 of this Form 10-K.




Price Waterhouse LLP

Portland, Oregon
December 30, 1996